COACHMEN INDUSTRIES REPORTS FIRST QUARTER RESULTS AND
DECLARES 75TH CONSECUTIVE QUARTERLY DIVIDEND

ELKHART, Ind., May 7 /PRNewswire/-- Coachmen Industries, Inc. (NYSE: COA - news), a leading manufacturer of recreational vehicles (RVs) and the nation's largest modular home builder, announced that net sales for the quarter ended March 31, 2001 were $154.8 million compared to 2000's net sales of $202.5 million. The net loss for the quarter was ($4.9) million or ($.31) per share compared to net income of $4.0 million, or $.26 per share last year.

Coachmen Industries' Chairman, President and Chief Executive Officer Claire C. Skinner said, "As we had forecasted, our first quarter results were an improvement over the fourth quarter of 2000, though still in a loss position. The economic and business environment for the entire recreational vehicle industry continues to be a challenge, although we are beginning to see intermittent signs, including recent interest rate reductions, that suggest there may be improvement in the second half of the year. In our other core business, the first quarter performance of our Modular Housing and Building Segment was profitable, although impacted by unusually hard winter weather conditions that we expect will be largely self-correcting in the second quarter."

"The highlight of the first quarter," Skinner continued, "was the acquisition of Kan Build, Inc., a manufacturer of modular homes and buildings, with plants in Kansas and Colorado. Kan Build is Coachmen's third acquisition within ten months, and represents the continued implementation of our strategic plan that was aggressively acted upon during 2000."

The strategic initiatives undertaken by Coachmen Industries in 2000 were particularly timely in light of the continuing softness in the RV industry and the economy in general. These initiatives include a dramatic shift in the business mix to bring a better balance between the modular and RV segments; the liquidation of four of the Company's RV retail dealerships; the exit from the van conversion and furniture industries; and the reorganization of our operations to reduce inefficiencies and eliminate redundancies.

Recreational Vehicle Segment

Recreational vehicle sales for the first quarter were $107.2 million, compared to $162.7 million for the same period in 2000. The lower sales relative to overhead costs significantly impacted earnings, as did margin pressure due to continued industry-wide discounting and sales costs.

During the quarter, Coachmen's RV business units were successful in reducing their finished goods inventories by approximately $7.0 million, albeit with higher selling expenses. At the same time, these units have been aggressively pursuing product development activities for accelerated 2002 model introductions, which will help relieve the normal margin pressures that accompany the model year "sell-down" process. In conjunction with their efforts to reduce wholesale inventories, Coachmen's RV business units have implemented plans to maximize production efficiencies and retail turns by suspending or eliminating production of small volume series. These products are being replaced by new 2002 offerings as well as the new models introduced by the Company during the National Trade Show in Louisville. Based on available data, these new offerings have begun to have their intended impact, with market share improvement in both Travel Trailers and Camping Trailers. Though operating at levels significantly below last spring, Coachmen RV has experienced less of a decrease in Class A, Class C and Fifth Wheel wholesale shipments than the industry in general, based on statistics published by the Recreation Vehicle Industry Association, which bodes well for market share growth.

Finally, as part of an on-going strategy to reduce overhead and redundant operating costs, the Company continued the consolidation of its Shasta Industries subsidiary into Coachmen RV Company. The Company expects to complete this activity during the second quarter of 2001. Throughout the Company's RV Segment, capacity is being adjusted and employment has been reduced by 866, or
28.8 percent, from first quarter levels of last year.

Modular Housing and Building Segment

The Housing and Building Segment continued its profitable performance during the first quarter. Segment sales for the quarter ended March 31, 2001 were $47.6 million, compared to 2000 first quarter sales of $39.8 million.

Excluding the impact of acquisitions completed in 2000 and 2001, modular housing and building sales were down by 33 percent, principally due to unusually harsh winter weather conditions. Historically, first quarter revenues in our modular businesses have been impacted by weather, state frost laws and road conditions that delay delivery of sold homes. The severity of the 2000-2001 winter season had a tangible negative effect on our results. The combination of weather delays and planned production of product that is pre-sold, paid for or under contract resulted in increases in finished goods inventories of approximately $8 million, much of which will be delivered in the second quarter.


Throughout the first quarter, builders reported strong consumer interest and traffic, but a reluctance to commit to purchase, particularly in the Midwest markets where lay-offs and other regional concerns played a larger role. In general, this reluctance appears to also be driven by the anticipation of further interest rate reductions. However, according to the U.S. Commerce Department's March 2001 report, single-family home starts are at a very strong annual rate of 1.02 million, which gives management confidence that modular sales should remain strong for the year. While modular homes currently comprise under five percent of the new single family home starts nationwide, as the advantages of modular construction become more widely recognized, the potential exists for growth rates that exceed those of site- built homes. This, together with the marketing and business advantage that all homes are built to order, supports the Company's strategic decision to aggressively grow this segment. With the acquisitions of Mod-U-Kraf and Miller Building Systems in 2000, and the acquisition of Kan Build during the first quarter of 2001, the modular segment should represent approximately 37 percent of Coachmen's total revenues in 2001. This compares to 18 percent in 1999 and 24 percent in 2000.

Financial Strength

The Company continues to maintain a strong balance sheet with total shareholders' equity of approximately $209 million and net book value of approximately $13.23 per share. The Company has continued to carefully manage its cash and expenditures in the first quarter and its cash position increased by $14.6 million as of March 31, 2001. Capital expenditures were curtailed and limited to items that have a direct bearing on productivity and profitability. Capital expenditures totaled $2.2 million in the first quarter, compared to $3.2 million in the Company's original 2001 business plan. Capital expenditures this quarter were primarily for Mod-U-Kraf's new headquarters that will also serve as a model for commercial modular office buildings, and the new Kan Build plant in Colorado that will be completed in the second quarter of 2001. Capital expenditures for the remainder of the year will continue to be subject to close scrutiny.

"Coachmen is in sound financial shape and is poised to resume the growth that we experienced throughout the decade of the '90s," said Richard M. Lavers, Executive Vice President and interim Chief Financial Officer. "Our balance sheet is strong and improved performance should result from our continuing emphasis on planning and control measures."

Outlook

As it did throughout 2000, Coachmen Industries will continue to execute its strategic plan by concentrating on its two core businesses: recreational vehicles and modular housing and building. The Company should begin to realize the financial benefits and returns from the strategic actions taken during 2000 and early 2001; and as market conditions recover, we anticipate improved performance during the second half of 2001. Based on current economic and market conditions, the Company anticipates that the second quarter should show some improvement over the first quarter of 2001. With the assumption of some reasonable help from an improving U.S. economy during the second half of the year, the Company continues to forecast earnings per share of $.60 to $.70 for the year.

Chairman Skinner concluded, "Coachmen has unique strengths including powerful brand equity, an experienced management team, dedicated and motivated employees, a strong balance sheet and the willingness to take aggressive actions in response to changing market conditions. Coachmen is in its 37th year of operation and we know how to operate our business in a variety of economic environments. We have the experience of having not only survived but thrived following the last economic downturn, and we expect nothing less going forward."

In other news, during the its regular meeting following the Company's Shareholders' Meeting on May 3, 2001, Coachmen's Board of Directors approved a five cents per share dividend to shareholders of record as of May 24, 2001. This is the 75th consecutive quarter that Coachmen Industries has paid dividends.

Coachmen Industries, Inc., founded in 1964, is one of the nation's leading manufacturers of recreational vehicles and is also a leader in modular construction. Coachmen is one of the industry's best-known brand names of RVs, and Coachmen's All American Homes subsidiary is America's largest modular homebuilder. Coachmen is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the implementation of its enterprise-wide software, the availability and pricing of gasoline, the Company's dependence on chassis suppliers, interest rates, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, the impact of economic uncertainty on high-cost discretionary product purchases and other risks identified in the Company's SEC filings.

                            COACHMEN INDUSTRIES, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                       (in thousands except per share data)
                                                              THREE MONTHS
                                                            ENDED MARCH 31,
                                                             2001      2000

    Net sales                                              $154,807  $202,485

    Cost of sales                                           136,802   171,062
    Gross profit                                             18,005    31,423

    Selling, delivery and general and admin. expenses        25,432    25,045

         Operating income (loss)                             (7,427)    6,378

    Nonoperating income (expense), net                         (365)     (178)

         Income (loss) before income taxes                   (7,792)    6,200

    Income taxes                                             (2,852)    2,170

         Net income (loss)                                  $(4,940)   $4,030

    Earnings (loss) per common share:
         Basic and diluted                                    $(.31)     $.26

    Number of common shares used in the computation of earnings (loss) per share:
         Basic                                               15,746    15,551
         Diluted                                             15,746    15,570

        PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                (in thousands)

                                               MARCH 31,
                                            2001      2000
    ASSETS
    Cash and cash equivalents             $17,229   $15,044
    Marketable securities                  17,100    22,274
    Receivables                            41,637    47,659
    Inventories                            98,866   107,651
    Prepaid expenses and other              2,007     2,236
    Deferred income taxes                   9,312     4,743
    Current assets                        186,151   199,607
    Property and equipment, net            86,038    75,358
    Intangibles and other assets           49,428    20,375
    Total assets                         $321,617  $295,340

    LIABILITIES
    Current maturities of long-term debt     $865    $2,746
    Accounts payable                       31,299    29,360
    Other current liabilities              41,912    30,945
    Current liabilities                    74,076    63,051
    Long-term debt                         25,295     7,000
    Other liabilities                      13,521     8,083
    Total liabilities                     112,892    78,134

    TOTAL SHAREHOLDERS' EQUITY            208,725   217,206
    Total liabilities and shareholders'
      equity                             $321,617  $295,340